Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:18 AM 01/10/2025 FILED 10:18 AM 01/10/2025 SR 20250085499 - File Number 6328975

CERTIFICATE OF AMENDMENT
TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
GLOBAL INTERACTIVE TECHNOLOGIES, INC.

Under Section 242 of the Delaware General Corporation Law (“DGCL”),

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Global Interactive Technologies, Inc. (the “Corporation”).

2.	The Corporation’s certificate of incorporation (“Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 20, 2021 as amended in December 2022.

3.	Article “IV” of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following as the last paragraph of Article Fourth with the following new paragraph:

“(g) Reverse Stock Split. This Amendment to the Certificate of Incorporation is filed pursuant to Section 242(a)(3) of the DGCL to reflect a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”), so that for every twenty shares of the Corporation’s issued and outstanding common stock, $0.001 par value per share (“Common Stock”), the holder of such shares will receive one new share of Common Stock. No fractional shares shall be issued and, in lieu thereof. The Corporation’s transfer agent shall cancel all fractional shares and stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale based on the fair market value of such fractional shares on the date of the filing of this amendment. All shares of the Corporation’s Common Stock eliminated as a result of the Reverse Stock Split will be canceled. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.”

4.	Pursuant to Section 242 of the DGCL, this Amendment to the Certificate of Incorporation was authorized by unanimous consents of the board of directors of the Corporation on November 20, 2024, pursuant to Section 242(b)(1) of the DGCL and by a majority of the outstanding shares entitled to vote at a meeting of stockholders of the Corporation held on December 30, 2024, pursuant to Section 242(b)(2) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation had caused this Certificate of Amendment to be signed this 3rd day of January, 2025.

/s/ Jay Hyong Woo
Jay Hyong Woo

/s/ Amy Shi
Amy Shi

/s/ Aram Ahn
Aram Ahn

/s/ John S. Morris
John S. Morris

/s/ Larry Namer
Larry Namer